Exhibit 23.2

Brett R. Marshall

563.333.6630

BMarshall@l-wlaw.com

220 North Main Street Suite 600

Davenport, IA 52801

563.324.3246

www.L-WLaw.com

September 17, 2024

Consent of Lane & Waterman LLP

We consent to the use of our Iowa tax opinion dated as of September 17, 2024, addressed to John Deere Capital Corporation, John Deere Receivables LLC, Computershare Delaware Trust Company, U.S. Bank Trust Company, National Association, RBC Capital Markets, LLC, BofA Securities, Inc., Credit Agricole Securities (USA) Inc., TD Securities (USA) LLC, Citigroup Global Markets Inc., MUFG Securities Americas Inc. and Fitch Ratings, Inc. for filing as an exhibit to the Form 8-K of John Deere Owner Trust 2024-C, dated as of September 17, 2024.

Very truly yours,

/s/ Lane & Waterman LLP

LANE & WATERMAN LLP